Exhibit 107

Filing Fee Table

F-1

(Form Type)

Kabushiki Kaishia LogProstyle

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price(3)	Fee Rate	Fee
Fees to Be Paid	Equity	Common Shares(1)	Rules 457(a) and 457(a)	2,875,000	$6.00	$17,250,000	0.0001531	$2640.98
	Equity	Common Shares (2)	Rules 457(a) and 457(a)	434,000	$6.00	$2,604,000	0.0001531	$398.68
	Total Offering Amounts					$19,854,000		$3,039.66
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$3,039.66

(1)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional common shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(2)	Represents common shares registered for resale on this registration statement by the selling shareholders named in this registration statement or their permitted transferees.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act. Includes the offering price of common shares that the underwriters have the option to purchase to cover over-allotments, if any.